                                 EXHIBIT 10.12


                               THIRD AMENDMENT TO
                   REVISED AND RESTATED MANAGEMENT AGREEMENT
               BY AND BETWEEN THE NEWSTAR GROUP AND CHEROKEE INC.

     This Third Amendment to Revised and Restated Management Agreement (the "Third Amendment") is entered into in Van Nuys, California, on July 21, 1997, by and between The Newstar Group, a California corporation d/b/a The Wilstar Group ("Wilstar"), and Cherokee Inc., a Delaware corporation ("Company"), with reference to the following facts:

     A. Wilstar and Company entered into that certain Revised and Restated Management Agreement, dated as of May 4, 1995, as heretofore amended (the "Agreement").

     B. Wilstar and Company desire to amend further the Agreement pursuant to Section 13.4 thereof.

     Now, therefore, the parties agree as follows:

     1. Effective as of June 1, 1997, a new Section 3.5 is added to the Agreement to read as follows:

             3.5      Acquisition Bonus. In the event of an "Acquisition of
                      -----------------
             Company" (as defined below) pursuant to an "Acquisition Agreement" (as defined below) the "Execution Date" (as defined below) of which is during the term of this Agreement and not later than May 31, 2000, Wilstar will receive from Company in cash at the closing of such Acquisition of Company (the "Closing") an "Acquisition Bonus" (as defined below) as hereinafter provided in this Section 3.5:

                      (a) For purposes of this Agreement, "Acquisition of
             Company" shall mean the consummation of an acquisition of Company in a single transaction or a series of related transactions, by an acquiring party or parties other than Wilstar, Mr. Margolis or their affiliates, whether by (i) acquisition of all or substantially all of the assets of Company ("Asset Sale"), (ii) acquisition of more than 80% of the stock of Company by one or more affiliated entities other than any current beneficial holder of 20% or more of the common stock of the Company, or (iii) merger, consolidation or other transaction which results in the stockholders of Company immediately prior to the consummation of such transaction owning immediately after the consummation of such transaction less than 20% of the outstanding stock of Company and, if Company is not the surviving corporation in such transaction or becomes a subsidiary of another corporation as a result of such transaction, less than 20% of the outstanding stock of such other corporation; "Acquisition Agreement" shall mean a binding written agreement between Company and such acquiring party or parties providing for an Acquisition of Company; and "Execution Date" shall mean the date of execution and delivery of the Acquisition Agreement by Company and such acquiring party or parties.

             (b) The Acquisition Bonus payable to Wilstar in the event of an Acquisition of Company shall be determined as hereinafter provided in this Section 3.5 based on the following table (the "Table"), subject to increases and decreases in the amounts set forth below under the column headed "Consideration Per Share" as provided in subparagraph (d) below, and subject to decreases in the amounts set forth below under the column headed "Acquisition Bonus" as provided in subparagraph (f) below:

                 Consideration Per Share       Acquisition Bonus
                 -----------------------       -----------------
                 less than $12.00                 zero
                   $12.00-12.99                $1,000,000
                    13.00-13.99                 1,500,000
                    14.00-14.99                 2,000,000
                   15.00 or more                2,500,000

             (c) For purposes of this Agreement, "Consideration Per Share" shall mean the value per share of stock of Company (net of all liabilities of Company in an Asset Sale, including all liabilities arising from this Agreement) of the consideration received by the stockholders of Company as a result of an Acquisition of Company (including distributions to stockholders from Company following an Asset Sale), including cash, securities, and/or other property, as determined in good faith by the Board of Directors of Company.

             (d) Each of the amounts in the Table under the column headed "Consideration Per Share" shall be increased as of the last day of each fiscal quarter of Company ending prior to the date of the Closing, commencing with the fiscal quarter ending August 31, 1997, by the sum of $0.20, and decreased by the amount of cash dividends per share of stock paid by Company during such fiscal quarter.

             (e) In the event of a change in the outstanding common stock of Company after the date of this Agreement (whether by reason of a stock split, reverse stock split, stock dividend or other recapitalization), the amounts in the Table under the column headed "Consideration Per Share" and the sum of $0.20 in subparagraph (d) immediately preceding shall be appropriately adjusted, as determined in good faith by the Board of Directors of Company.

             (f) Anything contained in this Agreement to the contrary notwithstanding, if the Execution Date of the Acquisition Agreement covering an Acquisition of Company in respect of which an Acquisition Bonus is payable hereunder is not later than May 31, 1998, the Acquisition Bonus will be the applicable amount under the column headed "Acquisition Bonus" in the Table based on the applicable Consideration Per Share (as adjusted pursuant to subparagraphs (d) and (e) above, if applicable); if such Execution Date is later than May 31, 1998 but not later than May 31, 1999, the Acquisition Bonus will be two-thirds of the applicable amount under such column (as adjusted as aforesaid, if applicable); if such Execution Date is later than May 31, 1999 but not later than May 31, 2000, the Acquisition Bonus will be one-third of the applicable amount under such column (as adjusted as aforesaid, if applicable); and if the Execution Date is later than May 31, 2000, there will be no Acquisition Bonus whatsoever.

             (g) Anything contained in this Agreement to the contrary notwithstanding, the Acquisition Bonus will not be paid to Wilstar hereunder unless and until the Compensation Committee of the Board of Directors of Company has certified in writing that the foregoing criteria have been satisfied and the Acquisition Bonus is payable in accordance with this Section 3.5 as a result of an Acquisition of Company.

     2. Effective as of June 1, 1997, a new Section 3.6 is added to the Agreement to read as follows:

             3.6      Agreement Not to Compete. In the event of an Acquisition
                      ------------------------
             of Company pursuant to an Acquisition Agreement the Execution Date of which is during the term of this Agreement and not later than May 31, 2000, Wilstar and Company will enter into an Agreement Not to Compete in the form of Exhibit A attached hereto (the "Noncompetition Agreement"), in consideration for which Wilstar will receive from Company in cash at the Closing of such Acquisition of Company a "Noncompetition Payment" (as defined below) as hereinafter provided in this Section 3.6:

                      (a) The Noncompetition Payment payable to Wilstar in the event of a Acquisition of Company shall be the sum of $3,000,000, subject to decreases in said sum as provided in subparagraph (b) below.

                      (b) Anything contained in this Agreement to the contrary notwithstanding, if the Execution Date of the Acquisition Agreement covering an Acquisition of Company in respect of which a Noncompetition Payment is payable hereunder is not later than May 31, 1998, the Noncompetition Payment will be $3,000,000; if such Execution Date is later than May 31, 1998 but not later than May 31, 1999, the Noncompetition Payment will be $2,000,000; if the Execution Date is later than May 31, 1999 but not later than May 31, 2000, the Noncompetition Payment will be $1,000,000; and if the Execution Date is later than May 31, 2000, there will be no Noncompetition Payment whatsoever.

                      (c) Anything contained in this Agreement to the contrary notwithstanding, the Noncompetition Payment will not be paid to Wilstar hereunder unless and until the Compensation Committee of the Board of Directors of Company has certified in writing that the foregoing criteria have been satisfied and the Noncompetition Payment is payable in accordance with this Section 3.6 as a result of an Acquisition of Company and the execution of the Noncompetition Agreement.

     3. Effective as of June 1, 1997, a new Section 3.7 is added to the Agreement to read as follows:

             3.7      Payment Reductions. Payments by Company to Wilstar will be
                      ------------------
             subject to reduction under certain circumstances as hereinafter provided in this Section 3.7:

                      (a) For purposes of this Agreement, "Change in Control" shall mean a change in the ownership of a corporation within the meaning of Prop. Treas. Regs. (S)1.280G-1, Q&A-27, a change in the effective control of a corporation within the meaning of Prop. Treas. Regs. (S)1.280G-1, Q&A-28, or a change in the ownership of a substantial portion of a corporation's assets within the meaning of Prop. Treas. Regs. (S)1.280G-1, Q&A-29; a "Payment" shall mean any payment or distribution in the nature of compensation to or for Wilstar's benefit, whether paid or payable pursuant to this Agreement or otherwise, that is contingent on a Change in Control; "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (determined without regard to this subparagraph
             (a); "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and "Reduced Amount" shall mean the amount expressed as a Present Value of Payments which maximizes the aggregate Present Value of all Payments without causing such Payments to be nondeductible by Company because of
             Section 280G of the Code.

                      (b) Anything contained in this Agreement to the contrary notwithstanding, in the event Company's independent public accountants (the "Accounting Firm") shall determine that payment of all of the Payments would result in the nondeductibility of some or all of the Payments under Section 280G of the Code, the Accounting Firm also shall determine the amount of Payments that would meet the definition of a "Reduced

             Amount". The Agreement Payments will then be reduced to the extent necessary to assure that the Payments will not exceed the Reduced Amount.

                      (c) If the Accounting Firm determines that aggregate Agreement Payments or Payments, as the case may be, should be reduced to the Reduced Amount, Company shall promptly give Wilstar notice to that effect and a copy of the detailed calculation thereof, and Wilstar may then elect, in Wilstar's sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount", and Wilstar shall advise Company in writing of Wilstar's election within ten days of Wilstar's receipt of notice. If no such election is made by Wilstar within such ten-day period, Company may elect which of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments or Payments, as the case may be, equals the Reduced Amount) and shall notify Wilstar promptly of such election. All determinations made by the Accounting Firm under this Section 3.7 shall be binding upon Company and Wilstar and shall be made within 60 days after a termination of the Agreement or an Acquisition of Company. As promptly as practicable following such determination, Company shall pay to or distribute for Wilstar's benefit such Payments as are then due to Wilstar under this Agreement and shall promptly pay to or distribute for Wilstar's benefit in the future such Payments as become due to Wilstar under this Agreement.

                      (d)  As a result of the uncertainty in the application of
             Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Company to or for Wilstar's benefit pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by Company to or for Wilstar's benefit pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against Company or Wilstar which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by Company to or for Wilstar's benefit shall be treated for all purposes as a loan ab initio to Wilstar which Wilstar shall repay to Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code within thirty days following such determination. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Company to or for Wilstar's benefit together with interest at the applicable federal rate provided for under Section 7872(f)(2) of the Code.


                      (e) Company will bear the fees and expenses of the Accounting Firm in making the determinations required by this
             Section 3.7.

                      (f) The Accounting Firm shall furnish Wilstar with its opinion that the filing by Wilstar of its federal income tax return in accordance with the Accounting Firm's determination in accordance with this Section 3.7 will not result in the imposition of a negligence or similar penalty on Wilstar; provided, however, that if the opinion of the Accounting Firm cannot be obtained using reasonable efforts and at a reasonable cost, the Company shall provide Wilstar such other written advice of the Accounting Firm as shall be reasonably obtainable.

     4. The amendments to the Agreement set forth in this Third Amendment are contingent upon the approval of the stockholders of Company. Accordingly, the obligation of the Company to pay any Acquisition Bonus or Noncompetition Payment pursuant to the terms of this Third Amendment is subject to and conditioned upon approval of this Third Amendment by the stockholders of Company. In the event the stockholders of Company fail to approve this Third Amendment, any Acquisition Bonus and Noncompetition Payment specified herein shall be null and void and the terms of the Agreement in effect prior to this Third Amendment shall continue in effect.

     5. Except as amended above by this Third Amendment, the Agreement shall continue full force and effect, without any changes.

     IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed and delivered at the place and on the first date hereinabove written.

CHEROKEE INC.                          THE NEWSTAR GROUP


By: /s/ Carol Gratzke                    By: /s/ Robert Margolis
   ------------------                        ------------------
   Carol Gratzke                             Robert Margolis
   Chief Financial Officer                   President

                                   EXHIBIT A
                                   ---------


                            AGREEMENT NOT TO COMPETE

     THIS AGREEMENT NOT TO COMPETE (this "Agreement") is made and entered into in Van Nuys, California, on ___________, 199__, by and among The Newstar Group, a California corporation d/b/a The Wilstar Group ("Wilstar"), Robert Margolis ("Mr. Margolis"), and Cherokee Inc., a Delaware corporation ("Company"), with reference to the following facts:

     A. Wilstar and Company entered into that certain Revised and Restated Management Agreement, dated as of May 4, 1995, as heretofore amended (the "Management Agreement"), whereby Wilstar provides management services to Company.

     B. Wilstar and Company entered into that certain Third Amendment to Revised and Restated Management Agreement, dated as of July 21, 1997 (the "Third Amendment"), which, among other things, added a new Section 3.6 to the Management Agreement requiring the parties to enter into this Agreement in the event of an "Acquisition of Company" (as defined in the Third Amendment).

     C. The parties hereto are entering into this Agreement as a result of an Acquisition of Company pursuant to Section 3.6 of the Third Amendment.

     Now, therefore, the parties agree as follows:

     1.      Covenant Not to Compete. For a period of _______ years [the number
             -----------------------
of years which shall be inserted in the foregoing blank will be three if the Execution Date of the Acquisition Agreement covering an Acquisition of Company in respect of which this Agreement is executed is on or before May 31, 1998, two if such Execution Date is after May 31, 1998 and on or before May 31, 1999, or one if such Execution Date is after May 31, 1999 and on or before May 31, 2000] following the date of this Agreement, each of Wilstar and Mr. Margolis will not, directly or indirectly (whether through any partnership of which either of them is a member, through any trust in which either of them is a beneficiary, trustor, or trustee, or through a corporation or other association in which either of them has any interest, legal or equitable, or in any other capacity whatsoever), own (except that Wilstar or Mr. Margolis may own securities which constitute not more than two percent (2%) of a publicly traded company's issued and outstanding capital stock), manage, operate, control or participate in the ownership, management, operation or control of any business competitive with the "Business" (as defined below) of Company in any county or any other political subdivision of any state of the United States of America or of any other country in the world where Company conducted the Business at any time during the two-year period preceding the date of this Agreement. For purposes of this Agreement, the "Business" of Company shall mean the business of licensing brand names to manufacturers of apparel, footwear, and accessories, managing the marketing image of such licensed brand names, and managing marketing programs to enhance the growth of such brand names.

     2.      Consideration for Covenant. In consideration for Wilstar and Mr.
             --------------------------
Margolis entering into this Agreement, Company has paid to Wilstar upon execution of this Agreement the sum of $_______________ pursuant to Section 3.6 of the Third Amendment, receipt of which is hereby acknowledged by Wilstar.


     3.      Interpretation of Scope of Covenant. The parties hereto agree that
             -----------------------------------
the duration and area for which the covenant not to compete set forth herein is to be effective are reasonable. The parties intend for the provisions of this Agreement to be construed, interpreted and enforced to the maximum extent permitted by law. In the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, or that the time period or the area, or both of them, are unreasonable and that this Agreement is to that extent unenforceable, the parties hereto agree that this Agreement shall remain in full force and effect for the greatest time period and the greatest area that would not render it unenforceable.


     4.      Remedies for Breach. Wilstar and Mr. Margolis acknowledge and agree
             -------------------
that company shall be entitled, in addition to any other remedies it may have at law, to the remedies of injunction, specific performance and other equitable relief for a breach of this Agreement by either of them. This provision shall not, however, be construed as a waiver of any of the rights which Company may have for damages or otherwise.


     5.      Headings. The headings set forth in this Agreement are for
             --------
convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.


     6.      Governing Law. This Agreement and the rights of the parties hereto
             -------------
shall be governed, construed and interpreted in accordance with the laws of the State of California without giving effect to the choice of law principles thereof.


     7.      Amendment. This Agreement may not be amended except by an
             ---------
instrument in writing signed on behalf of each of the parties hereto.


     8.      Severability. In the event that any one or more of the provisions
             ------------
contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.


     9.      Multiple Counterparts. This Agreement may be executed in two or
             ---------------------
more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


     10.     Waivers. No waiver of any of the provisions of this Agreement shall
             -------
be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     11.     Entire Agreement. This Agreement constitutes the entire agreement
             ----------------
and understanding of the parties hereto relating to the matters provided for herein and supersedes any and all prior agreements, arrangements, negotiations, discussions and understandings relating to the matters provided for herein.

     12.     Successors and Assigns. This Agreement shall be binding on and
             ----------------------
inure the benefit of the parties hereto and their respective successors, heirs, assigns and representatives.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                 CHEROKEE INC.

                                 By:
                                    ________________________
                                    Carol Gratzke
                                    Chief Financial Officer

                                 THE NEWSTAR GROUP

                                 By:
                                    ________________________
                                    Robert Margolis
                                    Chief Executive Officer